Exhibit 10.40

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     Agreement dated as of January 16, 2002, between US Airways Group, Inc., a Delaware corporation, having a place of business at Crystal Park Four, 2345 Arlington, VA 22227 ("Group"), US Airways, Inc., a Delaware corporation, having a place of business at Crystal Park Four, 2345 Crystal Drive, Arlington, VA 22227 (the "Company") and Stephen M. Wolf, residing at P.O. Box 1400, Middleburg, Virginia, 20118 (the "Executive").

W I T N E S S E T H

     WHEREAS, the Company and the Executive have entered into that certain Amended and Restated Employment Agreement dated November 18, 1998 (the "Prior Agreement"), and the parties hereto desire to amend, restate and replace the Prior Agreement with this Agreement;

     WHEREAS, the Executive has assumed duties of a responsible nature to the benefit of Group and the Company and to the satisfaction of their respective Boards of Directors (each the "Board");

     WHEREAS, the respective Boards believe it to be in the best interests of Group and the Company to enter into this Agreement to assure Executive's continuing services to Group and the Company including, but not limited to, under circumstances in which there is a possible, threatened or actual Change of Control (as defined below);

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     WHEREAS, the respective Boards believe it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to Group and the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

     WHEREAS, in order to accomplish all the above objectives, the respective Boards have authorized the Company and Group to enter into this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, Group, the Company and the Executive hereby agree as follows:

                       1.   Certain Definitions.

                         (a)    The "Effective Date" shall mean the date hereof.

                         (b)    The "Change of Control Date" shall mean the first date during the Term (as defined in Section 1(c)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with Group or the Company is terminated or the Executive ceases to be Chairman and Chief Executive Officer or non-executive Chairman of Group or the Company prior to the date on which

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the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as Chairman and Chief Executive Officer or non-executive Chairman (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Change of Control Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as Chairman and Chief Executive Officer or non-executive Chairman.

                       (c)   The "Term" shall mean the period commencing on the Effective Date and ending on the earlier of (i) first day of the month next following the Executive's 65th birthday ("Normal Retirement Date") or (ii) the Change of Control Date.

                 2.          Change of Control. For the purpose of this Agreement, a "Change of Control" or "Change in Control" shall mean:

                              (a)  The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of Group (the "Outstanding Group Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Group entitled to vote generally in the election of directors (the "Outstanding Group Voting

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Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (v) any acquisition directly from Group, (w) any acquisition by Group or any of its subsidiaries, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Group or any of its subsidiaries, (y) any acquisition by any corporation with respect to which, following such acquisition, more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively of the Outstanding Group Common Stock and Outstanding Group Voting Securities in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Group Common Stock and Outstanding Group Voting Securities, as the case may be or (z) any acquisition by an individual, entity or group that, pursuant to Rule 13d-1 promulgated under the Exchange Act, is permitted to, and actually does, report its beneficial ownership of Outstanding Group Common Stock and Outstanding Group Voting Securities on Schedule 13G (or any successor Schedule); provided further, that if any such individual, entity or group subsequently becomes required to or does report its ownership of Outstanding Group Common Stock and Outstanding Group Voting Securities on Schedule 13D (or any successor Schedule) then, for purposes of this Section 2(a), such

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individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so file, beneficial ownership of all of the Outstanding Group Common Stock and Outstanding Group Voting Securities beneficially owned by it on such date; or

                           (b)   Individuals who, as of the date hereof, constitute Group's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Group Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Group's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

                          (c)   There is consummated a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than

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85% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation (or any parent thereof) resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Group Common Stock and the Outstanding Group Voting Securities, as the case may be; or

                          (d)   Approval by the shareholders of Group of a complete liquidation or dissolution of Group or the consummation of the sale or other disposition of all or substantially all of the assets of Group, other than to a corporation with respect to which, following such sale or other disposition, more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Group Common Stock and Outstanding Group Voting Securities, as the case may be.

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                3.   Term. Group and the Company hereby agree to continue employ the Executive in their employ as an employee or consultant, and the Executive hereby agrees to remain in the employ of Group and the Company as an employee or consultant, during the Term under the terms and conditions provided herein.

                 4.   Terms of Employment.

                      (a)   Position and Duties.

                       (i)   During the Term, (A) if the respective Boards of Group and the Company determine that the Executive has been performing his duties in accordance with Section 4(a)(ii) hereof, each shall re-elect the Executive to the position of Chairman and Chief Executive Officer with substantially similar duties to those performed by the Executive on the Effective Date, and (B) the Executive's services shall be performed at the Executive's location on the Effective Date, the Company's headquarters, or a location where a substantial activity for which the Executive has responsibility is located. The President of Group and the Company will report to the Executive.

                        (ii)   During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of Group and the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's

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reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of Group or the Company in accordance with this Agreement. It is also expressly understood and agreed that to the extent that such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to Group or the Company. In addition, in the event the Executive voluntarily resigns as an executive but continues to serve as non-executive Chairman, thereafter it shall not be a violation of this Agreement for the Executive to (A) engage in any of the activities permitted under the immediately preceding sentence, and (B) be employed or consult on a full-time or other basis with any person or persons so long as none of such persons is a United States air carrier.

                         (b)    Compensation.

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                         (i)   Base Salary. During the Term while the Executive serves as Chairman and Chief Executive Officer, the Company shall set the Executive's annual base salary (x) for the first 12 months of the Term at a rate not less than $875,000, and (y) during each succeeding 12 months of the Term at a rate not less than his base salary in effect on the last day of the preceding 12-month period. During the Term, base salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other key employees of the Company and its subsidiaries. Any increase in base salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base salary shall not be reduced after any such increase. Base salary under Section 4(b)(i) shall hereinafter be referred to as the "Base Salary." While the Executive serves as non-executive Chairman of Group's Board but not as Chief Executive Officer, the Executive shall not receive any Base Salary or director fees but shall be eligible for such incentive and other compensation as Group's Board shall determine and the Executive shall continue to receive all benefits on the same basis that such benefits were provided immediately prior to such change in status except as provided in Section 4(b)(iii), (iv) and (viii) below.

                            (ii)   Annual Bonus. In addition to Base Salary, the Executive shall be awarded, for each fiscal year during the Term while the Executive serves

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as Chairman and Chief Executive Officer, an annual bonus as shall be determined by the Board of Group or its Human Resources Committee in accordance with the Incentive Compensation Plan as approved by the Board of Group or other annual bonus plan hereafter approved by the Board of Group ("Incentive Plan"). The Executive's target bonus opportunity under the Incentive Plan each year shall be no less than 100% of his Base Salary (as in effect on the first day of the year) and his maximum bonus opportunity each year shall be no less than 200% of such Base Salary. The annual bonus under Section 4(b)(ii) shall hereinafter be referred to as the "Annual Bonus."

                               (iii)   Incentive, Savings and Retirement Plans. In addition to Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Term while the Executive serves as Chairman and Chief Executive Officer in all incentive, savings and retirement plans, practices, policies and programs applicable on or after the Effective Date to other key employees of the Company and its subsidiaries, in each case providing benefits which are the economic equivalent to those in effect on the Effective Date or as subsequently amended. When the Executive ceases to serve as Chief Executive Officer, he shall be deemed to be retired for the purposes of the retirement plans and will not accrue additional benefits under the savings and retirement plans referred to in this Section 4(b)(iii).

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                   (iv)   Welfare Benefit Plans. During the Term while the Executive serves as Chairman and Chief Executive Officer and, to the extent such benefits can be made available to Executive under the respective plan, while the Executive serves as non-executive Chairman, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) applicable on or after the Effective Date to other key employees of the Company and its subsidiaries, in each case providing benefits which are the economic equivalent to those in effect on the Effective Date or as subsequently amended.

                        (v)   Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its subsidiaries applicable at any time on or after the Effective Date to other key employees of the Company and its subsidiaries while he serves as Chairman and Chief Executive Officer or non-executive Chairman and in accordance with the applicable practices and procedures of

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Group or the Company for members of the Board and consultants while he serves as a director or consultant.

                           (vi)   Fringe Benefits. During the Term while the Executive serves as Chairman and Chief Executive Officer or non-executive Chairman, the Executive shall be entitled to fringe benefits, including but not limited to pass privileges for non revenue transportation, in accordance with the most favorable plans, practices, programs and policies of the Company and its subsidiaries applicable at any time on or after the Effective Date to other key employees of the Company and its subsidiaries.

                         (vii)   Office and Support Staff. During the Term while the Executive serves as Chairman and Chief Executive Officer or non-executive Chairman, the Executive shall be entitled to an appropriate office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, as provided to the Executive on the Effective Date.

                         (vii)   Vacation. During the Term while the Executive serves as Chairman and Chief Executive Officer, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect on or after the Effective Date with respect to other key employees of the Company and its subsidiaries.

                         5.     Termination.

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                         (a)    Mutual Agreement. During the Term, the Executive's retention hereunder may be terminated or modified at any time by mutual agreement on terms to be negotiated at the time of such termination or modification.

                         (b)   Death or Disability. This Agreement shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment hereunder. In such event, the Executive's employment with Group and the Company shall terminate effective on the 90th day after receipt by the Executive of such notice given at any time after a period of six consecutive months of Disability and while such Disability is continuing (the "Disability Effective Date"), provided that, within the 90 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means disability which, at least six months after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). During such six month period and until the Disability Effective Date, Executive shall be entitled to all compensation provided for under Section 4 hereof.

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                          (c)   Cause. During the Term, the Company may terminate the Executive's employment with Group and the Company for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of Group or the Company, (ii) repeated violations by the Executive of the Executive's obligations under Section 4(a) of this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company or (iii) the conviction of the Executive of a felony.

                           (d)   Good Reason. During the Term, the Executive's employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

                           (i)   the assignment to the Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 4(a)(i) or (ii) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

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                             (ii)   the failure by Group to elect the Executive to the position of Chairman or any other action by Group which results in the diminution of the Executive's position, authority, duties, or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Group promptly after receipt of notice thereof given by Executive;

                         (iii)   any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Group or the Company promptly after receipt of notice thereof given by the Executive;

                         (iv)   Group's or the Company's requiring the Executive to be based at any office or location other than that described in Sections 4(a)(i)(B) or 4(a)(ii)(B) hereof, except for travel reasonably required in the performance of the Executive's responsibilities;

                         (v)   any purported termination by Group or the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                         (vi)   any failure by Group or the Company to comply with and satisfy Section 11(c) of this Agreement.

                          (e)   Notice of Termination. Any termination of the Executive's employment hereunder by the Company for Cause or by the Executive for Good Reason

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shall be communicated by Notice of Termination to such other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

                             (f)   Date of Termination. "Date of Termination" means (x) the Change of Control Date if a Change of Control occurs or (y) if no Change of Control has occurred, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive's employment hereunder is terminated by the Company other than for Cause or Disability or by the Executive other than for Good Reason, the Date of Termination shall be the date on which the Company notifies the Executive or the Executive notifies the Company of such termination and (ii) if the Executive's employment hereunder is terminated by reason of

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death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The voluntary resignation of the Executive as Chief Executive Officer and an employee in connection with the election of another person as Chief Executive Officer shall not result in the termination of this Agreement, and such date of resignation shall not constitute a Date of Termination.

                 6.   Obligations of Group and the Company upon Termination.

                        (a)   Death. If the Executive's employment hereunder is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, for this purpose (i) the Executive's full Base Salary through the Date of Termination at the highest rate in effect during the Term disregarding any reduction in Base Salary in violation of this Agreement (the "Highest Base Salary"), (ii) the product of the Annual Bonus paid to the Executive for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Executive's estate or

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beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of employees of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect on or after the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death with respect to other key employees of the Company and its subsidiaries and their families.

                        (b)   Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled employees and/or their families in accordance with such plans, programs, practices and policies

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relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect on or after the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families.

                           (c)   Cause; Other than for Good Reason. If the Executive's position as Chief Executive Officer and/or Chairman (whether executive or non-executive) shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive (other than the obligation to pay to the Executive the Highest Base Salary through the Date of Termination plus the amount of any accrued vacation pay not yet paid by the Company and any compensation previously deferred by the Executive (together with accrued interest thereon)). If the Executive terminates employment other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than (w) the obligations of Group and the Company under Section 4(b) so long as the Executive serves as non-executive Chairman, (x) those obligations accrued or earned and vested (if applicable) by the Executive through the Date of Termination, including for this purpose, all Accrued Obligations, (y) any obligations provided for in an agreement, if any, between the Company and the Executive pursuant to Section 5(a), and (z) the obligations, if any, of the Company under Sections

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6(e), 6(f) and 9. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                        (d)   Good Reason; Other Than for Cause, Disability or Death; and Change of Control.

                        (1)   If, during the Term while Executive serves as Chairman and Chief Executive Officer and prior to a Change of Control, the Company shall terminate the Executive's employment hereunder other than for Cause, Disability or death or if the Executive shall terminate his employment hereunder for Good Reason:

                         (i)   Group or the Company shall pay to the Executive in a lump sum in cash within 5 days after the Date of Termination the aggregate of the following amounts:

                 A.   to the extent not theretofore paid, the Executive's Highest Base Salary through the Date of Termination; and

                 B.   Base Salary at the rate of the Highest Base Salary for the period from the Date of Termination until the earlier of (x) the end of the Term or (y) the third anniversary of the Date of Termination; and

                 C.   in the case of compensation previously deferred by the Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

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                           (ii)   until the earlier of (x) the end of the Term or (y) the third anniversary of the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) and (vi) of this Agreement if the Executive's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries in effect on or after the Effective Date, or if more favorable to the Executive, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families.

                        (2)   If, during the Term while the Executive serves as Chairman and Chief Executive Officer a Change of Control occurs, the Executive shall be entitled to the following severance payments and benefits:

                         (i)   Group or the Company shall pay to the Executive in a lump sum in cash within five (5) days after the Date of Termination the aggregate of the following amounts:

                  A.   to the extent not theretofore paid, the Executive's Highest Base Salary through the Date of Termination; and

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                  B.   the product of (x) the Annual Bonus paid to the Executive for the last full fiscal year ending during the Term or, if higher, the Annual Bonus paid to the Executive during the last full fiscal year ending during the Term or, if higher, a constructive annual bonus in an amount equal to the maximum Annual Bonus in effect on the Effective Date (the highest amount determined under this clause (x) shall hereinafter be called the "Highest Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

                  C.   the product of (x) three and (y) the sum of (i) the Highest Base Salary and (ii) the Highest Bonus; and

                  D.   in the case of compensation previously deferred by the Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                  E.   the Executive shall be entitled to receive a lump-sum retirement benefit equal to the difference between (a) the actuarial equivalent of the benefit under each Company or Group provided retirement plan, including any supplemental and or excess retirement plan (collectively, the "Retirement Plans") that the Executive would receive if he remained employed by the Company at the annual compensation level equal to the sum of the Highest Base Salary and the

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Highest Bonus for the remainder of the Term and (b) the actuarial equivalent of the Executive's actual benefit, if any, under the Retirement Plans.

                  F.   the Executive shall be entitled to an amount determined separately with respect to each Performance Period under Group's Long Term Incentive Plan (the "LTIP") that had not been completed as of the Date of Termination equal to the amount that would have been paid to the Executive with respect to such Performance Period had the Performance Factors (as defined in the LTIP) for such Performance Period been achieved at the Target Level (as defined in the LTIP).

                         (ii)   The Company shall, for the remainder of the Term or such longer period as any plan, program, practice or policy may provide, continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 4(b)(iii) (with respect to any retirement plans), (iv) and (vi) of this Agreement if the Executive's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries in effect on or after the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families and (except as provided in paragraph (f) below) for purposes of eligibility for retiree benefits

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pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Term and to have retired on the last day of such period.

                            (e)   Other Terminations. Notwithstanding any other provision of this Agreement, if during the Term (1) the Executive voluntarily terminates his employment as Chief Executive Officer in connection with the election of a new Chief Executive Officer (the date of such resignation is herein referred to as the "Date of Resignation"), (2) following the Date of Resignation and continuing until the earliest to occur of (i) the Executive's death, (ii) the Executive's disability or (iii) the Change of Control Date, the Executive either continues to serve as a member of the Board or makes himself reasonably available to consult with the Board provided that such requests for consulting services do not unreasonably interfere with the Executive's other business activities as determined by the Executive, and (3) a Change of Control Date occurs subsequent to the Date of Resignation, then the Company shall pay to the Executive in a lump sum in cash within five (5) days after the Change of Control Date the aggregate of the following amounts:

                         (i)   the product of (x) three and (y) the sum of (i) the Highest Base Salary and (ii) the Highest Bonus; and

                         (ii)   an amount determined separately with respect to each Performance Period under Group's LTIP that had not been completed as of the

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Date of Resignation equal to the amount that would have been paid to the Executive with respect to such Performance Period had the Performance Factors (as defined in the LTIP) for such Performance Period been achieved at the Target Level (as defined in the LTIP); and

                         (iii)   in the case of compensation previously deferred by the Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company

                         (f)   Post-Retirement Travel and Health Benefits. Notwithstanding any other provision of this Agreement, in the event the Executive's employment hereunder is terminated for any reason (including death, Disability, with or without Cause by the Company, and with or without Good Reason by the Executive), the Company shall provide the Executive with the following benefits after the Date of Termination:

                         (i)   Travel Benefits. For the lifetime of the Executive, the Company shall continue to provide transportation benefits under Section 4(b)(vi) as a retired executive officer or director (whichever is better), which shall include first class positive space on-line travel for Executive and his eligible dependents, including spouse, in accordance with the most favorable terms of the policy in effect.

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                         (ii)   Health Benefits. For the lifetime of the Executive, the Company shall continue to provide health insurance benefits on the same basis such benefits are provided to retired executives of the Company, including coverage for his eligible dependents, including spouse, in accordance with the most favorable terms of the health benefit plan in effect; provided, however, that if the Executive becomes eligible for health benefits through a subsequent employer, the provision of such benefits hereunder shall be secondary to the coverage of such subsequent employer.

                         (iii)   Other Benefits. For the lifetime of the Executive, any other fringe benefits provided to the Executive as Chief Executive Officer to the extent such benefits are provided to any other retired officers of Group or the Company.

                  7.   Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by Group, the Company or any of their respective subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option, restricted stock or other agreements with Group, the Company or any of their respective subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of

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Group, the Company or any of their respective subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy practice or program.

                  8.   Full Settlement . The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Group or the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Group or the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses, as incurred by Group, the Company, the Executive and others, which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Group, the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

                 9.   Certain Additional Payments by Group and the Company.

                          (a)   Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by

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Group, the Company, any individual, entity or group whose actions result in a Change of Control, or their respective subsidiaries or affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9, including, but not limited to, any amounts in respect of (i) options to acquire shares of Group common stock, (ii) restricted shares of Group common stock, (iii) the letter agreement entered into as of January 22, 1996, as amended by letter agreement dated November 18, 1998 and as further amended by letter agreement dated the date hereof between the Executive and the Company with respect to supplemental retirement benefits, and (iv) the letter agreement entered into as of January 22, 1996 between the Executive and the Company with respect to certain employment matters, (a "Payment") would be subject to the excise tax imposed by Section 4999 (or any successor provision thereto) of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") from Group or the Company in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and

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Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon Payments.

                       (b)   Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a firm of independent public accountants selected by the Company prior to the Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within five (5) business days of the Date of Termination, or such earlier time as is requested by the Company or the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid to the Executive upon the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or other penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result

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of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Group or the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment (together with interest and penalties incurred by the Executive in connection therewith) that has occurred and any such Underpayment shall be promptly paid by Group or the Company to or for the benefit of the Executive.

                              (c)   The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Group or the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

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                         (i)   give the Company any information reasonably requested by the Company relating to such claim,

                         (ii)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                         (iii)   cooperate with the Company in good faith in order effectively to contest such claim,

                         (iv)   permit the Company to participate in any proceedings relating to such claim; provided, however, that Group and the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or

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contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, Group or the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder; whereas the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                             (d)   If, after the receipt by the Executive of an amount advanced by Group or the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the

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Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Group or the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                        10.   Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of Group and the Company all secret or confidential information, knowledge or data relating to Group and the Company or any of their respective subsidiaries, and their respective businesses, which shall have been obtained by the Executive's employment by Group and the Company or any of their subsidiaries and which shall not be or become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with Group and the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than Group and the Company and those designated by

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either of them. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                        11.   Successors.

                             (a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                             (b)   This Agreement and any other arrangement or benefit of Executive shall inure to the benefit of and be binding upon Group and the Company and their respective successors and assigns.

                             (c)   Each of Group and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Group or the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Group" and "Company" shall mean each as hereinbefore defined and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                        12.   Miscellaneous.

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                             (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                             (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: Stephen M. Wolf P.O. Box 1400 Middleburg, Virginia 20118	If to the Company: 2345 Crystal Drive Arlington, Virginia 22227 Attention: General Counsel	If to Group: US Airways Group, Inc. 2345 Crystal Drive Arlington, Virginia 22227 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.

                             (c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

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                             (d)     Group and the Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                             (e)     The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

                             (f)     Words or terms used in this Agreement which connote the masculine gender are deemed to apply equally to female executives.

                             (g)     This Agreement supersedes the Prior Agreement between the Company and the Executive and, together with the letter agreement dated January 22, 1996 as amended by letter agreement dated November 18, 1998 and as further amended by letter agreement dated the date hereof between the Executive and the Company with respect to supplemental retirement benefits, and the letter agreement dated January 22, 1996 between the Executive and the Company with respect to certain employment matters (collectively referred to as the "Letter Agreements"), contain the entire understanding of the Company and the Executive with respect to the subject matter hereof.

                             (h)     Group hereby guarantees the payment and performance by the Company of each and every obligation of the Company under this Agreement and the Letter Agreements.

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     IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its respective Board of Directors, Group and the Company have caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                                                  EXECUTIVE

                                                                  __/s/ Stephen M. Wolf_____________________
                                                                  Stephen M. Wolf

                                                                  US AIRWAYS, INC.

                                                                  __/s/ Jennifer C. McGarey___________________
                                                                  Jennifer C. McGarey
                                                                  Vice President, Deputy General Counsel and Secretary

                                                                   US AIRWAYS GROUP, INC.

                                                                  __/s/ Jennifer C. McGarey________________
                                                                  Jennifer C. McGarey
                                                                  Secretary

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